EXHIBIT 21

                    SUBSIDIARIES OF DARDEN RESTAURANTS, INC.

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                                                                     EXHIBIT 21


                    SUBSIDIARIES OF DARDEN RESTAURANTS, INC.


As of May 28, 2000, the Registrant had one "significant subsidiary", as defined in Regulation S-X, Rule 1-02(w), identified as follows:

     GMRI, Inc., a Florida corporation, doing business as Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones.

         In addition to GMRI, Inc., the Registrant, directly or indirectly, had the following other operating subsidiaries as of May 28, 2000, none of which, individually, constitutes a "significant subsidiary" under Regulation S-X, Rule 1-02(w):

     GMR Restaurants of Pennsylvania, Inc., a Pennsylvania corporation, doing business as Red Lobster and Olive Garden;

     GMRI Canada, Inc., a Florida corporation, doing business as Red Lobster, Red Lobster Canada, Olive Garden, and Olive Garden Canada; and

     GMRI Texas L.P., a Texas limited partnership, doing business as Red Lobster, Olive Garden and Bahama Breeze.

The Registrant, directly or indirectly, had 67 other subsidiaries as of May 28, 2000. If considered in the aggregate as a single subsidiary as of May 28, 2000, the 67 other subsidiaries would not constitute a "significant subsidiary" as defined in Regulation S-X, Rule 1-02(w).